EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:	Matt Roberts Investor Relations/Business Analysis Director 678.597.7317 mroberts@manh.com

Manhattan Associates Reports Results for the First Quarter 2005

Company Posts Record Revenue, Achieves Adjusted EPS of $0.18

ATLANTA – April 26, 2005 – Manhattan Associates®, Inc. (Nasdaq: MANH), the global leader in providing supply chain execution and optimization solutions, today announced results for the first quarter ended March 31, 2005.

Key quarterly financial metrics for Manhattan Associates include:

•	Software and hosting fees for the quarter ended March 31, 2005, were a record $13.8 million, an increase of 12% over the first quarter of 2004;

•	Services revenue for the quarter ended March 31, 2005, was a record $37.4 million, an increase of 11% over the first quarter of 2004;

•	Total revenue for the quarter ended March 31, 2005, was a record $56.3 million, an increase of 10% over the first quarter of 2004;

•	Operating income for the quarter ended March 31, 2005, was $7.3 million, a decrease of 11% over the first quarter of 2004, but an increase of 12% over the fourth quarter of 2004;

•	Total cash and investments increased to $175.4 million as of March 31, 2005; and

•	International revenue for the quarter ended March 31, 2005, was $10.9 million, which represents 19% of total revenue in the first quarter.

GAAP net income was $4.8 million, or $0.16 per fully diluted share, for the first quarter of 2005 compared to $5.7 million, or $0.18 per fully diluted share, for the first quarter of 2004.

Adjusted net income for the first quarter of 2005, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $5.3 million, or $0.18 per fully diluted share. Adjusted net income for the first quarter of 2004, which excludes the amortization of acquisition-related intangible assets, net of taxes, was $6.2 million, or $0.20 per fully diluted share.

The company provides adjusted net income and adjusted net income per share in this press release as additional information regarding the company’s operating results. The measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The company believes that this presentation of adjusted net income and adjusted net income per share provides useful information to investors regarding additional financial and business trends relating to the company’s financial condition and results of operations. The effective tax rate used in calculating adjusted net income was 38.9% and 34.5% for the first quarter of 2005 and the first quarter of 2004, respectively.

“We are off to a solid start in 2005,” said Pete Sinisgalli, president and chief executive officer of Manhattan Associates. “We saw a number of large deals close this quarter and we are pleased to see our customers continuing to purchase a variety of components across our Integrated Logistics Solutions™ offering. In addition, we saw a modest sequential improvement in our services gross margin. We achieved a 52% services gross margin this quarter compared with a 51% margin in the fourth quarter of last year.”

Other significant achievements during the quarter include:

•	Securing new customer wins at companies such as Ballantine Produce Co., Inc., BDI Laguna, Inc., DealEasy Information Technology, Innovative Logistics, ManTech Security Technologies, Mayo Foundation, Perfect 10 Satellite Distribution, Roadshow Entertainment, S. Abraham & Sons, Inc. and TS Freight;

•	Expanding customer relationships with companies such as AtomicBox, Inc., Bulova Corporation, Coles Myer Ltd., Electronics for Imaging, Inc., Ellis Hosiery Mills, Inc., Exel Plc., Kellwood Company, Limited Brands, Inc., Performance Team Freight Systems, Genesco, Inc., Hudd Distribution Services, Inc., Olympus America, Inc., Party City Corporation, Revlon Consumer Products Corp., S.P. Richards Company, Tally-Weijl, Tibbett and Britten Limited, Toys R Us and VF Corporation;

•	Closing four large deals, each of which were $1 million or more in recognized license revenue;

•	Becoming one of the first global ISVs selected by Microsoft® Business Solutions to become part of its Axapta® Industry Builder initiative and signing our first customer, Perfect 10 Satellite Distribution. The initiative provides Manhattan Associates with expanded global reach through the Microsoft Business Solutions channel network—with more than 1,160 channel partners—to customers around the world;

•	Securing approximately 50% of revenues from our non-Warehouse Management solutions including Distributed Order Management, Transportation Management, Trading

Partner Management, RFID, Reverse Logistics Management and Performance Management.

Business Outlook for 2005

Manhattan Associates currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. The following statements regarding future financial performance are based on current expectations, which include a modestly improving general economic and information technology spending environment over the course of the current year. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.

Manhattan Associates will make its earnings release and published expectations available on its Web site (www.manh.com). Beginning June 15, 2005, Manhattan Associates will observe a “Quiet Period” during which Manhattan Associates and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being Manhattan Associates’ current expectation on matters covered, unless Manhattan Associates publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and Manhattan Associates disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when Manhattan Associates’ next quarterly earnings release is published, presently scheduled for the fourth week of July 2005.

Steve Norton, senior vice president and chief financial officer stated, “For the quarter ending June 30, 2005, Manhattan Associates expects to achieve net earnings of between $0.18 and $0.22 per fully diluted share and adjusted earnings, which excludes the amortization of acquisition-related intangibles and other acquisition related costs in connection with an attempted business combination, of between $0.22 and $0.26 per fully diluted share. For the full-year 2005, we expect net earnings per fully diluted share of between $0.78 and $0.84 which includes the amortization of acquisition-related intangibles and other acquisition related costs in connection with an attempted business combination and adjusted earnings per share to be in the range of $0.88 to $0.94.”

About Manhattan Associates

Manhattan Associates, Inc., is the global leader in providing supply chain execution and optimization solutions. It enables operational excellence through its warehouse, transportation, distributed order management, reverse logistics and trading partner management applications, as well as its RFID, performance management and event management capabilities. These Integrated Logistics Solutions™ leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 900 customers representing more than 1,600 facilities worldwide, which include some of the world’s leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.

This press release may contain “forward-looking statements” relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

###

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2005	2004
	(unaudited)
Revenue:
Software and hosting fees	$13,814	$12,306
Services	37,437	33,606
Hardware and other	5,056	5,381

Total revenue	56,307	51,293
Costs and Expenses:
Cost of software and hosting fees	1,311	823
Cost of services	17,822	15,096
Cost of hardware and other	4,518	4,578
Research and development	7,678	7,200
Sales and marketing	9,688	7,920
General and administrative	7,026	6,528
Amortization of acquisition-related intangibles	924	870

Total costs and expenses	48,967	43,015

Operating income	7,340	8,278
Other income, net	485	389

Income before income taxes	7,825	8,667
Income tax provision	3,043	2,990

Net income	$4,782	$5,677

Basic net income per share	$0.16	$0.19

Diluted net income per share	$0.16	$0.18

Weighted average number of shares:
Basic	29,620	30,135

Diluted	30,276	31,349

Reconciliation of Adjusted Net Income:
Net income	$4,782	$5,677
Amortization of acquisition-related intangibles	924	870
Income tax effect	(359)	(300)

Adjusted net income	$5,347	$6,247

Adjusted net income per diluted share	$0.18	$0.20

-more-

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$100,664	$37,429
Short-term investments	55,052	88,794
Accounts receivable, net	49,500	45,996
Prepaid expenses and other current assets	8,580	7,087
Deferred income taxes	6,377	4,257

Total current assets	220,173	183,563
Long-term investments	19,675	46,433
Property and equipment, net	14,148	13,598
Intangible and other assets	45,065	46,907

Total assets	$299,061	$290,501

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$18,084	$19,518
Current portion of capital lease obligations	141	139
Income taxes payable	5,717	2,233
Deferred rent	203	203
Deferred revenue	24,912	22,710

Total current liabilities	49,057	44,803
Long-term portion of capital lease obligations	112	148
Deferred rent	406	457
Deferred income taxes	330	466
Total shareholders’ equity	249,156	244,627

Total liabilities and shareholders’ equity	$299,061	$290,501

###